EXHIBIT 23.1

Coopers                                             Coopers & Lybrand L.L.P.
& Lybrand                                           a professional services firm


                       CONSENT OF INDEPENDANT ACCOUNTANTS

           We consent to the incorporation by reference in the registration statement of EDnet, Inc. on Form S-8 (File No. 333-_______) of our report, which includes an explanatory paragraph regarding the Company's ability to continue as a going concern, dated October 21, 1996, on our audits of the consolidated financial statements of EDnet, Inc. as of June 30, 1996, and for the years ended June 30, 1996 and 1995, which report is included in the Company's Post-Effective Amendment No. 3 to Registration Statement on Form 10-SB filed under the Exchange Act.

      /s/ Coopers & Lybrand L.L.P.

      San Francisco, California
      July 24, 1997



Coopers & Lybrand L.L.P. is a member of Coopers & Lybrand International a Swiss limited liability association